Exhibit 4.1

AMENDMENT TO THE

TAX ASSET PROTECTION RIGHTS AGREEMENT

AMENDMENT, dated as of July 1, 2019 (this “Amendment”), between Aceto Corporation, a New York corporation (the “Company”), and American Stock Transfer & Trust Company, LLC, a New York limited liability trust company, as rights agent (the “Rights Agent”), to the Tax Asset Protection Rights Agreement, dated as of November 5, 2018 (the “Agreement”), between the Company and the Rights Agent. Capitalized terms not otherwise defined herein shall have the meanings given to such terms in the Agreement.

RECITALS

WHEREAS, the Company desires to amend certain definitions contained in the Agreement;

WHEREAS, pursuant to, and subject to the terms of, Section 26 of the Agreement, prior to the Distribution Date, the Company and the Rights Agent may supplement or amend any provision of the Agreement without the approval of any holders of the Rights;

WHEREAS, the Distribution Date has not yet occurred, and the Board of Directors of the Company has determined that an amendment to the Agreement as set forth herein is desirable and the Company and the Rights Agent desire to evidence such amendment in writing;

WHEREAS, the Company has delivered to the Rights Agent a certificate stating that this Amendment complies with Section 26 of the Agreement and has directed the Rights Agent to amend the Agreement as set forth herein; and

WHEREAS, all acts and things necessary to make this Amendment a valid agreement, enforceable according to its terms, have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights Agent.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

SECTION 1.          Amendment. The Agreement is hereby amended as follows:

(a)	The definitions of “Beneficial Owner”, “beneficially own” and “Beneficial Ownership” in Section 1 of the Agreement are hereby deleted in their entirety and replaced with the following:

“A Person shall be deemed the ‘Beneficial Owner’ of, and shall be deemed to ‘beneficially own’, and shall be deemed to have ‘Beneficial Ownership’ of, any securities which:

(i)	such Person directly owns or would be deemed to indirectly or constructively own, or which otherwise would be aggregated with securities owned by such Person, pursuant to Section 382 of the Code, or any successor or replacement provision, and the Treasury Regulations promulgated thereunder;

(ii)	which such Person or any of such Person’s Affiliates or Associates beneficially owns, directly or indirectly, for purposes of Section 13(d) of the Exchange Act and Rule 13d-3 thereunder (or any comparable or successor law or regulation);

(iii)	which such Person or any of such Person’s Affiliates or Associates has (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities), or upon the exercise of conversion rights, exchange rights, rights (other than the Rights), warrants or options, or otherwise; provided, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, (1) securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person’s Affiliates or Associates until such tendered securities are accepted for purchase or exchange, or (2) securities which a Person or any of such Person’s Affiliates or Associates may be deemed to have the right to acquire pursuant to any merger or other acquisition agreement between the Company and such Person (or one or more of its Affiliates or Associates) if such agreement has been approved by the Board of Directors of the Company prior to there being an Acquiring Person; or (B) the right to vote pursuant to any agreement, arrangement or understanding; provided, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, any security under this definition if the agreement, arrangement or understanding to vote such security (1) arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations of the Exchange Act and (2) is not also then reportable on Schedule 13D under the Exchange Act (or any comparable or successor report); or

(iv)	which are beneficially owned, directly or indirectly, for purposes of Section 13(d) of the Exchange Act and Rule 13d-3 thereunder (or any comparable or successor law or regulation), by any other Person (or any Affiliate or Associate thereof) with which such Person or any of such Person’s Affiliates or Associates has any agreement, arrangement or understanding (whether or not in writing) (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities) for the purpose of acquiring, holding, voting (except to the extent contemplated by the proviso to Section (iii)(B) of this definition) or disposing of any securities of the Company; provided, that in no case shall an officer or director of the Company be deemed (x) the Beneficial Owner of any securities beneficially owned by another officer or director of the Company solely by reason of actions undertaken by such persons in their capacity as officers or directors of the Company or (y) the Beneficial owner of securities held of record by the trustee of any employee benefit plan of the Company or any Subsidiary of the Company for the benefit of any employee of the Company or any Subsidiary of the Company, other than the officer or director, by reason of any influence that such officer or director may have over the voting of the securities held in the plan.”

SECTION 2.          Miscellaneous.

(a) Except as expressly provided herein, all of the terms, conditions and other provisions of the Agreement are hereby ratified and confirmed and shall remain unchanged and in full force and effect in accordance with their respective terms. Any reference to the Agreement in any instrument or document shall be deemed a reference to the Agreement as amended hereby. In the event of any conflict or inconsistency between the provisions of the Agreement and the provisions of this Amendment, the provisions of this Amendment shall control.

(b) This Amendment, together with the Agreement, constitute the entire agreement among the parties hereto and thereto and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter hereof and thereof.

(c) This Amendment shall be deemed to be a contract made under the law of the State of New York and for all purposes shall be governed by and construed in accordance with the law of such State applicable to contracts to be made and performed entirely within such State.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the date and year first above written.

ACETO CORPORATION

By:	/s/ Steven S. Rogers
	Name:	Steven S. Rogers
	Title:	President

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:	/s/ Michael Legregin
	Name:	Michael Legregin
	Title:	Senior Vice President